Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Post Effective Amendment No. 1 to Form S-1 on Form S-3) and related prospectus of Sunesis Pharmaceuticals, Inc. for the registration of 9,420,291 shares of its common stock and to the incorporation by reference therein of our report dated March 17, 2006, with respect to the financial statements of Sunesis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP San Jose, California November 10, 2006